UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 10, 2020

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL 33160
(Address of Principal Executive Offices) (Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NETE	The Nasdaq Stock Market, LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The Company disclosed in its Current Report filed with the Securities and Exchange Commission on March 2, 2020, that the Company received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market notifying the Company that, due to resignation of Mr. John J. Wiegand from the Company’s board, of directors, effective February 7, 2020, the Company no longer complies with Nasdaq’s audit committee requirement as set forth in Listing Rule 5605 (the “Rule”). In accordance with Nasdaq Listing Rule 5605(c)(4), the Company has been provided until the earlier of the Company’s next annual shareholders’ meeting or February 7, 2021, to regain compliance with the Rule, or, if the Company’s next annual shareholders’ meeting is held before August 5, 2020, then the Company must evidence compliance no later than August 5, 2020.

The Company regained compliance with the Rule on July 10, 2020 due to the appointment of Mr. John Roland to the board of directors of the Company and as a member of the audit committee of the Company’s board of directors.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 10, 2020, the Board of Directors of the Company appointed Mr. John Roland as a Director of the Company to fill the vacancy from Mr. Wiegand’s resignation. John Roland, who is 78 years old, is an accomplished broadcast media professional, news presenter and reporter. Since January 2009, John has been an independent media and public relations consultant. Since October 2013, he has also served as a Media Consultant for John Roland Entertainment. From December 1969 to August 2002, John was a news anchor for Fox 5 (WNYW-TV New York). From July1967 to November 1969, he was a Staff Reporter for KTTV (Los Angeles). In his early years with WNEW/WNYW, he was a political reporter and weekend presenter for The 10 O'Clock News. John earned his B.A. in Journalism degree from California State University at Long Beach in 1964. He has appeared in several films, credited as a television anchor and himself once. Roland played television anchors in Hero at Large (1980), Eyewitness (1981) and The Object of My Affection (1998). He played himself in The Scout (1994). He played himself in three documentaries produced by filmmaker Dennis Michael Lynch, King of the Hamptons (2011) and 2012: They Come to America, The Cost of Illegal Immigration and 2013: They Come to America 2: The Cost of Amnesty.

The Board of Directors of the Company concluded that Mr. Roland should serve as a Director of the Company in light of his media and public relations experience and his general financial experience. Mr. Roland was also appointed to serve as a member of the Company’s Audit Committee. The Company’s Board of Directors determined that Mr. Roland is an independent director for purposes of the rules and regulations of the Securities and Exchange Commission and under the applicable NASDAQ listing standards, and that he has the other qualifications required for service on the Company’s Audit Committee.

There have been no related party transactions between the Company and Mr. Roland, and there were no arrangements or understandings between Mr. Roland and any other person pursuant to which he was selected as a director.

As a member of the Company’s Audit Committee, Mr. Roland will receive an annual retainer of $5,000. Mr. Roland will also receive a grant of $15,000 in value of shares of the Company’s common stock per year (pro-rated for any partial calendar year for which he serves), which shares will vest on a quarterly basis during the year of service. The Company will also reimburse Mr. Roland for all reasonable out-of-pocket expenses incurred in connection with his attendance at meetings of the Board of Directors and any committees thereof, including, without limitation, travel, lodging and meal expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2020

NET ELEMENT, INC.

By: /s/ Jeffrey Ginsberg Name: Jeffrey Ginsberg Title: Chief Financial Officer

3